Exhibit 11

   Computation of Earnings per Share
   ($000 except per share data)

                                                     Three months ended

                                                   March 29,    March 30,
                                                     1997           1996
    PRIMARY:

    Weighted average common shares outstanding       2,760          2,757
    Common equivalent shares                            59              7
                                                   -------        -------
    Weighted average common shares and common
      equivalent shares outstanding                  2,819          2,764
                                                   -------        -------
    Net income applicable to common shares        $    270      $     780
                                                   -------        -------
    Primary earnings per share                    $   0.10      $    0.28
                                                   -------        -------

    FULLY DILUTED:

    Weighted average common shares outstanding       2,760          2,757
    Common equivalent shares                            59             19
    Additional shares assuming conversion of
      subordinated debentures                          564            753
                                                   -------        -------
    Fully diluted weighted average common
    shares and common equivalent shares
    outstanding                                      3,383          3,529
                                                   -------        -------
    Net income for diluted common shares          $    322      $     869
                                                   -------        -------
    Fully diluted earnings per share              $   0.10      $    0.25
                                                   -------        -------

   ---------------------------------
   Common shares have been adjusted to give effect to the 5% stock dividend paid January 24, 1997.

   The 8% Convertible Subordinated Notes of $3,375,000 at March 29, 1997 and $4,500,000 at March 30, 1996, are convertible to common shares at a price of $5.98 per share after giving effect to the stock dividend paid January 24, 1997.

   Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

   Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were exercised. As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.